Exhibit 99.2

For immediate release
Contacts: Ryan VanWinkle, Investor Relations, 816-792-7998
          Scott Brockelmeyer, Media Relations, 816-792-7837

              Ferrellgas Announces Completion of Blue Rhino Merger

     Liberty, Mo. (April 20, 2004)--Ferrellgas Partners, L.P. (NYSE:FGP), one of the nation's largest and fastest growing retail propane marketers, announced today that the stockholders of Blue Rhino Corporation (NASDAQ:RINO) have approved the previously announced merger, which is the first in a series of transactions in which Ferrellgas will acquire substantially all of the assets of Blue Rhino.

     Blue Rhino, which is based in Winston-Salem, North Carolina, is the nation's leading provider of branded propane tank exchange service and a leading provider of complementary products. The company's branded tank exchange service is offered at more than 30,000 retail locations in 49 states, Puerto Rico and the U.S. Virgin Islands through leading home improvement centers, mass merchants, hardware, grocery and convenience stores.

     In accordance with the terms of the agreements, Ferrellgas is acquiring substantially all of the assets of Blue Rhino from a subsidiary of Ferrell Companies, Inc. As previously announced on February 9, 2004, Ferrell Companies, the parent company of Ferrellgas' general partner, entered into a merger agreement to acquire all of the outstanding stock of Blue Rhino in an all-cash transaction.

     Earlier today, Blue Rhino stockholders owning approximately 71 percent of the outstanding common stock approved the merger at a special stockholders' meeting in Winston-Salem. Blue Rhino stockholders will receive $17 in cash for each share of Blue Rhino stock outstanding as of April 20, 2004. Total payment for the Blue Rhino equity is approximately $343 million.

     "This is a historic day for Ferrellgas," said James E. Ferrell, Chairman and Chief Executive Officer. "Blue Rhino's summer grilling season cash flow provides a perfect complement to Ferrellgas' winter heating season cash flow, and the addition of Blue Rhino immediately makes Ferrellgas the largest player in the fastest-growing segment of the retail propane industry." -more-

Ferrellgas
Page 2 of 2

     In connection with the transactions, Billy Prim, co-founder, Chairman and Chief Executive Officer of Blue Rhino will join Ferrellgas' senior management team while continuing to oversee Blue Rhino's day-to-day operations. He also has been appointed to the Board of Directors of Ferrellgas, Inc., Ferrellgas Partners' general partner.

     Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves more than one million customers in 45 states. Ferrellgas employees indirectly own more than 17 million common units of Ferrellgas Partners through an employee stock ownership plan. Ferrellgas Partners' common units trade on the New York Stock Exchange under the symbol FGP.

     Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance or expectations. These risks, uncertainties and other factors are discussed in Ferrellgas Partners' Annual Report on Form 10-K for the fiscal year ended July 31, 2003, and other documents filed from time to time, by Ferrellgas Partners, with the Securities and Exchange Commission.

                                       ###